O S H K O S H  T R U C K   C O R P O R A T I O N

FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 235-9151, Ext. 2332
	Media:	Kirsten Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS FOURTH QUARTER EPS UP 12.2% to $0.83
AND FISCAL YEAR 2004 EPS UP 44.9% TO $3.13; INCREASES FISCAL 2005
EPS EXPECTATIONS TO $3.45

        OSHKOSH, WIS. (October 28, 2004) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that net income increased 49.2 percent to $112.8 million, or $3.13 per share, on sales of $2,262.3 million for its fiscal year ended September 30, 2004. This compares with net income of $75.6 million, or $2.16 per share, on sales of $1,926.0 million for fiscal 2003. Oshkosh also increased its sales and earnings per share estimates for the full year ending September 30, 2005 from $2,390.0 million to $2,650.0 million and from $3.30 to $3.45 per share, respectively.

        Sales increased 28.1 percent in the fourth quarter of fiscal 2004 to $651.1 million. Operating income increased 13.5 percent to $49.4 million, or 7.6 percent of sales. Net income was up 15.4 percent in the fourth quarter compared to the prior year quarter to $30.0 million, or $0.83 per share. Strong fire and emergency segment earnings offset earnings declines in the defense and commercial segments. Several factors impacted the comparability of results between the fourth quarters of fiscal 2004 and 2003. The Company recognized a cumulative catch-up adjustment of $0.08 per share in the fourth quarter of fiscal 2004 to increase margins from 7.1 percent to 7.6 percent on its multi-year Medium Tactical Vehicle Replacement (“MTVR”) base contract with the U.S. Marine Corps. With respect to the fourth quarter of fiscal 2003, results included a cumulative catch-up adjustment to increase MTVR base contract margins by 1.2% ($0.17 per share) and a favorable income tax audit settlement ($0.10 per share) which were partially offset by charges related to the early retirement of senior subordinated notes ($0.11 per share) and engineering and development costs for the roll-out of the Revolution® drum ($0.07 per share).

-Continued-

        Robert G. Bohn, chairman, president and chief executive officer, said, “The Company set records in fiscal 2004 for annual sales, operating income and earnings per share despite increased steel costs and stagnant economic conditions in European refuse markets.

        Bohn continued, “The year’s performance represented significant effort by all of our business units and included some standout achievements. The defense business delivered its best year ever in both sales and earnings, with particularly strong parts and service sales. In addition, we believe record incoming order rates in our fire and emergency business signal a return to a healthier municipal budget environment and provide momentum for solid 2005 performance.

        “Within a six month span, we moved forward on three acquisitions. The integration of JerrDan, the tow equipment manufacturer, and BAI, the European fire apparatus maker, is proceeding as anticipated, and we are focused on closing the recently announced CON-E-CO acquisition in early November. We expect all three to contribute to earnings in fiscal 2005, expand our geographic reach and enhance our product offerings in complementary businesses,” said Bohn.

-Continued-

        “In our commercial business, we believe that our Revolution® mixer production process has stabilized, and we have begun to market this product aggressively. We continue to focus on improving our manufacturing efficiencies and cost structure, particularly at McNeilus and the Geesink Norba Group, to lift operating margins as we move into fiscal 2005. Given the robust incoming orders in both our fire and emergency and commercial businesses, the success of these initiatives will dictate how much our earnings increase next fiscal year. Our confidence has led us to raise our EPS estimate above earlier guidance,” continued Bohn.

        Factors affecting fourth quarter results for the Company’s business segments included:

        Defense—Defense sales increased 12.7 percent to $224.5 million for the quarter. Parts and service sales more than doubled during the quarter, offset in part by lower international defense truck sales. Operating income in the fourth quarter declined 4.9 percent to $33.7 million, or 15.0 percent of sales. In the fourth quarter of fiscal 2004, the Company increased its MTVR base contract margins from 7.1 percent to 7.6 percent by a cumulative catch-up adjustment to earnings of $4.6 million. This MTVR base contract margin adjustment reflected lower estimates for material cost escalation and overhead absorption, which were offset in part by higher than expected warranty experience. Operating income for the fourth quarter of fiscal 2004 also benefited from a significantly improved mix of higher-margin parts and service sales. Results in the fourth quarter of fiscal 2003 included a $9.2 million cumulative catch-up adjustment to increase MTVR base contract margins by 1.2 percent.

        Fire and emergency—Fire and emergency segment sales increased 50.4 percent, to $198.7 million for the quarter and associated operating income was up 63.1 percent to $19.0 million, or 9.5 percent of sales. The segment’s improved sales and operating income largely arose from improved orders for fire apparatus and airport products during fiscal 2004 as municipal spending began to recover nationally and as federal homeland security funding became available to states and municipalities. The JerrDan and BAI acquisitions also contributed sales of $35.4 million and operating income of $1.2 million during the fourth quarter of fiscal 2004.

-Continued-

        Commercial—Commercial segment sales increased 30.9 percent to $234.5 million for the quarter. Operating income decreased 21.0 percent to $4.9 million, or 2.1 percent of sales. An operating loss in the Company’s European refuse business, the adverse impact of rapidly rising steel costs in advance of the Company’s selling price increases for its products, excess inventory disposals and additional warranty charges more than offset the benefits of higher sales during the quarter.

        Corporate and other—Corporate and other operating expenses and inter-segment profit elimination decreased $1.6 million to $8.1 million, largely due to lower legal costs. Net interest expense for the quarter decreased $1.5 million compared to the prior year quarter to $1.3 million. Lower interest costs were largely due to lower average borrowings. Non-operating charges in the fourth quarter of fiscal 2003 included a $6.3 million charge related to the early retirement of senior subordinated notes.

        Full Year Results

        The Company reported that net income increased 49.2 percent to $112.8 million, or $3.13 per share, for fiscal 2004 on sales of $2,262.3 million compared to $75.6 million, or $2.16 per share, for fiscal 2003 on sales of $1,926.0 million. Operating income increased 39.6 percent to $180.4 million, or 8.0 percent of sales, in fiscal 2004 compared to $129.2 million, or 6.7 percent of sales, in fiscal 2003.

-Continued-

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.075 per share for Class A Common Stock and $0.0875 per share for Common Stock. These dividends will be payable November 15, 2004, to shareholders of record as of November 8, 2004.

        Oshkosh Truck Corporation officials will comment on fourth quarter earnings and expectations for fiscal 2005 during a live conference call at 9:30 a.m. Eastern Daylight Time today. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for at least twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, Medtec®, Jerr-Dan®, Geesink, Norba and other brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the success of the launch of the Revolution® composite concrete mixer drum, the Company’s ability to turn around its European refuse business in light of weak industry conditions, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, rapidly rising steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or recover such rising costs with increases in selling prices of its products, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2005 are based in part on certain assumptions made by the Company, including, without limitation, the sale of 1,000 Revolution composite concrete mixer drums in the U.S. in fiscal 2005 at favorable pricing and costs; increasing concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; the ability of the Company to achieve cost reductions, in particular at McNeilus and the Geesink Norba Group; production and margin levels under the MTVR contract, the Company’s other various U.S. Department of Defense contracts and international defense truck contracts; the level of U.S. Department of Defense procurement of replacement parts, service and remanufacturing of trucks and funding thereof; capital expenditures of municipalities and large waste haulers; targets for Geesink Norba Group sales and operating income; the ability of the Company to avoid steel and component cost increases based on it supply contracts or recover steel and component cost increases from its customers; interest costs; the ability to integrate acquired businesses; and that the Company does not complete any acquisitions other than the acquisition recently announced. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Net sales	$651,074	$508,114	$2,262,305	$1,926,010
Cost of sales	552,838	421,242	1,898,636	1,634,095

Gross income	98,236	86,872	363,669	291,915
Operating expenses:
Selling, general and administrative	46,494	41,693	175,951	156,266
Amortization of purchased intangibles	2,310	1,620	7,308	6,450

Total operating expenses	48,804	43,313	183,259	162,716

Operating income	49,432	43,559	180,410	129,199
Other income (expense):
Interest expense	(1,541)	(3,316)	(5,549)	(13,495)
Interest income	243	558	1,235	1,358
Miscellaneous, net	(227)	(6,442)	452	(6,582)

	(1,525)	(9,200)	(3,862)	(18,719)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	47,907	34,359	176,548	110,480
Provision for income taxes	18,329	8,953	65,892	37,131

Income before equity in earnings
of unconsolidated affiliates and
minority interest	29,578	25,406	110,656	73,349
Equity in earnings of unconsolidated
affiliates, net of income taxes	503	599	2,219	2,271
Minority interest in earnings	(69)	--	(69)	--

Net income	$30,012	$26,005	$112,806	$75,620

Earnings per share:
Class A Common Stock	$0.74	$0.65	$2.81	$1.93
Common Stock	$0.86	$0.76	$3.23	$2.22
Earnings per common share assuming dilution	$0.83	$0.74	$3.13	$2.16
Weighted average shares outstanding:
Basic:
Class A Common Stock	810	816	812	825
Common Stock	34,312	33,689	34,194	33,274
Assuming dilution	36,070	35,355	35,989	34,985
Cash dividends:
Class A Common Stock	$0.07500	$0.05000	$0.25000	$0.17500
Common Stock	$0.08750	$0.05750	$0.29000	$0.20125

Continued

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2004	2003
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$30,081	$19,245
Receivables, net	253,914	159,752
Inventories	368,067	242,076
Prepaid expenses	17,612	10,393
Deferred income taxes	41,033	35,092

Total current assets	710,707	466,558
Investment in unconsolidated affiliates	21,187	21,977
Other long-term assets	26,375	7,852
Property, plant and equipment	316,538	285,270
Less accumulated depreciation	(147,962)	(138,801)

Net property, plant and equipment	168,576	146,469
Purchased intangible assets, net	140,506	102,460
Goodwill	385,063	337,816

Total assets	$1,452,414	$1,083,132

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$200,290	$115,739
Floor plan notes payable	25,841	18,730
Customer advances	209,656	164,460
Payroll-related obligations	43,978	33,712
Income taxes	17,575	263
Accrued warranty	35,760	29,172
Other current liabilities	73,842	54,293
Current portion of long-term debt and bank borrowings	72,739	51,625

Total current liabilities	679,681	467,994
Long-term debt	3,209	1,510
Deferred income taxes	66,543	47,619
Other long-term liabilities	64,259	47,146
Commitments and contingencies
Minority interest	2,629	--
Shareholders' equity	636,093	518,863

Total liabilities and shareholders' equity	$1,452,414	$1,083,132

Continued

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2004	2003
	(In thousands)
Operating activities:
Net income	$112,806	$75,620
Non-cash and other adjustments	24,988	29,952
Changes in operating assets and liabilities	(2,878)	(306)

Net cash provided from operating activities	134,916	105,266
Investing activities:
Acquisition of businesses, net of cash acquired	(87,489)	--
Additions to property, plant and equipment	(29,950)	(24,673)
Proceeds from sale of assets	172	3,777
Increase in other long-term assets	(11,149)	(7,286)

Net cash used for investing activities	(128,416)	(28,182)
Financing activities:
Net borrowings under bank facilities	10,063	51,400
Proceeds from issuance of long-term debt	965	--
Repayment of long-term debt	(1,927)	(148,247)
Debt issuance costs	(1,342)	--
Early extinguishment of debt	--	(4,658)
Dividends paid	(9,106)	(6,390)
Other	4,574	9,565

Net cash provided from (used for) financing activities	3,227	(98,330)
Effect of exchange rate changes on cash	1,109	452

Increase (decrease) in cash and cash equivalents	10,836	(20,794)
Cash and cash equivalents at beginning of year	19,245	40,039

Cash and cash equivalents at end of year	$30,081	$19,245

Supplementary disclosure:
Depreciation and amortization	$27,961	$26,120

Continued

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
	(In thousands)
Net sales to unaffiliated customers:
Commercial	$234,492	$179,144	$907,309	$741,878
Fire and emergency	198,662	132,068	599,734	534,955
Defense	224,484	199,155	774,059	657,094
Intersegment eliminations	(6,564)	(2,253)	(18,797)	(7,917)

Consolidated	$651,074	$508,114	$2,262,305	$1,926,010

Operating income (expense):
Commercial	$4,853	$6,141	$34,838	$40,188
Fire and emergency	18,954	11,619	54,957	52,072
Defense	33,714	35,458	127,859	68,697
Corporate and other	(8,089)	(9,659)	(37,244)	(31,758)

Consolidated	$49,432	$43,559	$180,410	$129,199

Period-end backlog:
Commercial			$191,548	$147,132
Fire and emergency			470,720	322,901
Defense			888,714	734,534

Consolidated			$1,550,982	$1,204,567

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